Neurogen Corporation
For Immediate Release	Contact:
Thomas A. Pitler
Neurogen Corp.
203-315-3046
tpitler@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
 SECOND QUARTER 2008 FINANCIAL RESULTS

Branford, CT, August 7, 2008 — Neurogen Corporation (Nasdaq: NRGN), a drug development company focused on improved drugs for psychiatric and neurological disorders, today announced financial results for the three and six month periods ended June 30, 2008.

During the second quarter, the Company recognized certain non-recurring charges and gains related to previously announced restructurings and the Company’s April 2008 private equity financing, which affected net loss for the three and six month periods ended June 30, 2008 and are discussed further below. On a Generally Accepted Accounting Principles in the United States (“GAAP”) basis, including non-recurring matters, Neurogen recognized a net loss for the second quarter of 2008 of $6.4 million and a net loss attributable to common stockholders of $11.8 million, or $0.28 per share on 42.1 million weighted average shares outstanding.  On a non-GAAP basis, excluding non-recurring matters, net loss for the quarter totaled $8.5 million, or $0.20 per share. This compares to a net loss during the second quarter of 2007 of $13.6 million, or $0.33 per share on 41.8 million weighted average shares outstanding.

On a GAAP basis, including non-recurring matters, the Company recognized a net loss for the six months ended June 30, 2008 of $23.0 million and a net loss attributable to common stockholders of $28.4 million, or $0.67 per share on 42.1 million weighted average shares outstanding.  On a non-GAAP basis, excluding non-recurring matters, net loss for the period totaled $22.6 million, or $0.54 per share.  This compares to a net loss of $32.9 million, or $0.79 per share on 41.8 million weighted average shares outstanding for the six month period ended June 30, 2007.

Neurogen’s total cash and marketable securities as of June 30, 2008 totaled $42.8 million, which included $28.4 million in net proceeds received in April for the private placement offering of exchangeable preferred stock and warrants with certain institutional investors.

“We remain focused on our ongoing Phase 2 clinical trials in Parkinson’s disease and restless legs syndrome with aplindore, our dopamine D2 partial agonist,” said Stephen R. Davis, President and CEO.  “We expect to have results from these studies by the end of the year.  We also continue to carefully limit our resource commitments while we gather and evaluate data related to adipiplon, our GABA alpha 3 partial agonist.  With $42.8 million as of the end of the quarter, we have the capital to get to important clinical results and then determine how best to employ our capital for our shareholders’ benefit,” Mr. Davis added.

Research and development expenses for the second quarter of 2008 decreased to $8.0 million from $16.4 million in the second quarter of 2007 and for the six month period of 2008, decreased to $20.0 million from $35.3 million in the comparable period of 2007. The decrease in R&D expenses for the quarter was due primarily to decreases in non-cash compensation from stock option expense, salaries, benefits and lower spending in Neurogen’s clinical and preclinical drug development programs.

General and administrative expenses for the second quarter of 2008 decreased to $0.8 million, compared to $3.5 million for the same period in 2007, and for the six month period of 2008, decreased to $2.9 million from $7.2 million for the comparable period of 2007. The decrease for the quarter was due mainly to decreases in non-cash compensation from stock option expense, salaries, benefits, legal and patent expenses.

Neurogen had no operating revenue for the second quarter of 2008, compared to $5.5 million for the second quarter of 2007, and no operating revenue for the six month period of 2008, compared to $7.9 million for the comparable period of 2007. The decrease in operating revenue for the quarter was due to the previously announced conclusion of the research component of Neurogen’s VR1 collaboration with Merck. This collaboration is now focused on the development of candidates previously discovered in the companies’ joint research program.

Non-recurring matters
Neurogen recognized restructuring charges of $2.6 million in the second quarter of 2008 and $5.1 million for the six month period ended June 30, 2008.  These charges are associated with reductions in force announced on February 5, 2008 and April 9, 2008.  In the second quarter of 2008, Neurogen also took a non-cash asset impairment charge of $7.2 million related to the value of the Company’s facilities previously used for research activities.

In April 2008, Neurogen closed a private placement offering of exchangeable preferred stock and warrants with certain institutional investors.  On July 25, 2008, following approval of the Company’s stockholders, the preferred shares issued in the financing converted to common shares, and the Company’s stockholders approved the authorization of additional shares underlying the warrants.  Since these shareholder approvals occurred after the end of the second quarter, GAAP required that, at June 30, 2008, the preferred stock be shown as mezzanine equity between total liabilities and stockholders’ equity and the warrants be shown as a liability on the accompanying balance sheet. In future financial statements dated subsequent to the shareholder approval date of July 25, 2008, the warrants will not be deemed to be a liability and the stock, reflecting the exchange, will be presented as common shares rather than preferred.

In connection with the securities issued in the April financing and in accordance with the required GAAP treatment of these instruments prior to stockholder approval, in the second quarter of 2008 Neurogen recognized a non-cash charge of approximately $5.4 million related to the preferred stock and a non-cash gain of approximately $12 million related to the warrants.  The $5.4 million non-cash charge reflected the calculation of contingent preferred dividends, accretion of the preferred stock to redemption value and the amortization of discount associated with the preferred stock. Pursuant to GAAP, these items are considered deemed preferred dividends and were added to net loss, resulting in a net loss attributable to common stockholders of $11.8 million and $28.4 million for the three and six month periods ended June 30, 2008.  The $12 million non-cash gain recorded in the second quarter related to a decrease in the liability associated with the ascribed value of the warrants as a result of a decrease in the Company’s stock price from date of issuance on April 7, 2008 through June 30, 2008.  Upon shareholder approval of the authorization of common shares underlying the warrants on July 25, 2008, this deemed liability was satisfied.

Webcast
The Company will host a conference call and webcast to discuss second quarter results at 8:30 a.m. EDT today, August 7, 2008. The webcast will be available in the Investor Relations section of www.neurogen.com and will also be archived there. A replay of the call will be available after 10:30 a.m. ET today and accessible through the close of business, August 14, 2008. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 64223755.

About Neurogen
Neurogen Corporation is a drug development company focusing on small-molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including Parkinson’s disease, restless legs syndrome (RLS) insomnia, anxiety and pain. Neurogen conducts its drug development independently and, when advantageous, collaborates with world-class pharmaceutical companies to access additional resources and expertise.

Statement Regarding Adjusted (Non-GAAP) Financial Information
In addition to disclosing financial results calculated in accordance with GAAP, the Company has included certain adjusted financial results. Reconciliations between GAAP and adjusted earnings for the three and six months ended June 30, 2008 and 2007 are provided in the table below. The Company believes that the presentation of adjusted results provides meaningful supplemental information regarding our financial results for the three and six months ended June 30, 2008 as compared to the three and six months ended June 30, 2007 because the adjustments between GAAP and adjusted earnings provide information related to the ongoing operations of the Company. The Company believes that this financial information is useful to management and investors in assessing our historical performance and results.  The Company will use these adjusted financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes.  The adjusted financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Our results under GAAP have been adjusted for the following events that occurred during the three and six months ended June 30, 2008 and 2007: (1) reductions to the Company’s workforce that resulted in additional expense, (2) asset impairment charges associated with the potential sale of our buildings, (3) gain on warrants to purchase common stock associated with our 2008 private placement, and (4) deemed preferred dividends also associated with our 2008 private placement. See the table and accompanying footnotes below for a detailed reconciliation of GAAP and adjusted earnings.

Reconciliations between GAAP and Non-GAAP earnings for the three and six months ended June 30, 2008 and 2007 are provided in the following table:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	[in thousands except per share amounts] (unaudited)
Net loss attributable to common stockholders (GAAP)	$(11,841)	$(13,639)	$(28,359)	$(32,919)
Charge related to the reduction in workforce	2,640	---	5,130	---
Asset impairment charges	7,200	---	7,200	---
Gain on warrants to purchase common stock	(11,954)	---	(11,954)	---
Deemed preferred dividends	5,407	---	5,407	---
Adjusted net loss (Non- GAAP)	(8,548)	(13,639)	(22,576)	(32,919)
Basic and diluted loss per share attributable to common stockholders (GAAP)	$(0.28)	$(0.33)	$(0.67)	$(0.79)
Basic and diluted loss per share (Non-GAAP)	$(0.20)	$(0.33)	$(0.54)	$(0.79)

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, the Company’s ability to retain key employees, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.  For such statements, Neurogen claims the protection of applicable laws.  Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provides no assurance that this will be true in future studies.  Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.

(Financial Tables Follow)

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months ended June 30, 2008		Three Months ended June 30, 2007	Six Months ended June 30, 2008		Six Months ended June 30, 2007

Operating revenues:
License fees	$	---	$3,867	$	---	$5,232
Research revenues		---	1,666		---	2,706
Total operating revenues		---	5,533		---	7,938

Operating expenses:
Research and development		7,995	16,373		20,049	35,296
General and administrative		756	3,473		2,919	7,230
Restructuring charges		2,640	---		5,130	---
Asset impairment charges		7,200	---		7,200	---
Total operating expenses		18,591	19,846		35,298	42,526
Operating loss		(18,591)	(14,313)		(35,298)	(34,588)

Gain on warrants to purchase common stock		11,954	---		11,954	---
Other income, net		180	562		346	1,446
Total other income, net		12,134	562		12,300	1,446

Income tax benefit		23	112		46	223
Net loss		(6,434)	(13,639)		(22,952)	(32,919)
Deemed preferred dividends		(5,407)	---		(5,407)	---
Net loss attributable to common stockholders		$(11,841)	$(13,639)		$(28,359)	$(32,919)

Basic and diluted loss per share attributable to common stockholders		$(0.28)	$(0.33)		$(0.67)	$(0.79)

Shares used in calculation of loss per share attributable to common stockholders:
Basic and diluted		42,131	41,840		42,062	41,793

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Page 4 of 4: Neurogen Announces Q2:08 Financial Results, August 7, 2008

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	June 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$28,935	$21,227
Marketable securities	13,894	21,362
Total cash and marketable securities	42,829	42,589
Receivables from corporate partners	32	188
Assets held for sale	8,379	---
Other current assets, net	3,642	3,026
Total current assets	54,882	45,803

Net property, plant and equipment	7,946	25,521
Other assets, net	38	46
Total assets	$62,866	$71,370

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	6,986	7,787
Current portion of loans payable	5,263	5,835
Total current liabilities	12,249	13,622

Long term liabilities
Loans payable, net of current portion	2,977	3,141
Warrants to purchase common stock	6,118	---
Total liabilities	21,344	16,763

Exchangeable preferred stock	15,709	---

Total stockholders’ equity	25,813	54,607
Total liabilities and stockholders’ equity	$62,866	$71,370

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